Exhibit 99.1

Markforged Announces Settlement in IP Litigation

And Also Announces A Successful Launch of FX10 Metal Capability At IMTS

WALTHAM, Mass. – Markforged Holding Corporation (NYSE: MKFG), the company strengthening manufacturing resiliency by enabling industrial production at the point of need, today announced that it has entered into a Settlement and Patent License Agreement (the “Settlement Agreement”) in connection with the patent infringement litigation brought by Continuous Composites Inc. (“Continuous Composites”). The Settlement Agreement resolves all claims and counterclaims in this litigation, which is currently pending before the United States District Court for the District of Delaware (the “District Court”).

As previously disclosed in our public filings, in July 2021, Continuous Composites filed a patent-infringement lawsuit against Markforged. Four patents originally asserted against Markforged, comprising a total of nineteen patent claims, were removed from the case in April 2023, leaving four claims from a patent that was added to the case in 2022. Two of the four claims from the remaining patent were tried to a jury in April 2024. On April 11, 2024, the jury found one of the two remaining patent claims Continuous Composites asserted at trial against us to be invalid and not infringed. However, the jury found that we had infringed the other patent claim and awarded monetary damages to Continuous Composites in the amount of $17.34 million. We challenged this verdict through post-trial motions. Through its post-trial motions, Continuous Composites also asserted claims for additional royalty payments for sales of certain products manufactured and/or sold by Markforged in the United States after December 31, 2023.

Under the terms of the Settlement Agreement, Markforged will make an upfront payment of $18 million to Continuous Composites, which is expected to occur in the fourth quarter of fiscal year 2024, and three additional installment payments thereafter of $1 million, $2 million and $4 million in the fourth quarters of fiscal years 2025, 2026 and 2027, respectively. In consideration of such payments, the Settlement Agreement provides for a dismissal of all claims with prejudice, cross-licenses of the parties’ respective patent portfolios, a mutual release of claims for liabilities arising prior to the effective date of the Settlement Agreement and mutual covenants not to sue. As a condition to the effectiveness of the Settlement Agreement, the Company also entered into a Security Agreement with Continuous Composites pursuant to which the Company granted Continuous Composites a security interest in, among other assets, Markforged’s patent intellectual property rights. The Settlement Agreement acknowledges that neither party admitted to any liability or wrongdoing with respect to the claims alleged in the Continuous Composites Lawsuit.

The Settlement Agreement also requires the parties to file a joint dismissal of the dispute with prejudice with the District Court to dismiss all claims and counterclaims with prejudice. The Settlement Agreement is subject to review by the District Court.

“We are pleased to announce this Settlement Agreement which, if approved by the District Court, will bring this litigation to a successful conclusion that will eliminate this distraction to Markforged and the uncertainty over the outcome of this litigation for all of our stakeholders,” commented Shai Terem, President and Chief Executive Officer of Markforged. “In addition, we are particularly excited after the successful launch of metal printing capability for the FX10, the world’s first industrial 3D printer for metals and composites, at the International Manufacturing Technology Show in Chicago. With the Settlement Agreement in place and the previously announced $25 million cost reduction initiative implemented, we are committed to advancing our strategic objectives and executing on our strategy to bring industrial 3D printing right to the factory floor.”

About Markforged

Markforged (NYSE:MKFG) is enabling more resilient and flexible manufacturing by bringing industrial 3D printing right to the factory floor. Our additive manufacturing platform The Digital Forge allows manufacturers to create strong, accurate parts in both metal and advanced composites. With over 10,000 customers in 70+ countries, we’re bringing on-demand industrial production to the point of need. We are headquartered in Waltham, Mass where we design the hardware, software and advanced materials that makes The Digital Forge reliable and easy to use. To learn more, visit www.markforged.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “strategy,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “opportunity” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although Markforged believes that it has a reasonable basis for each forward-looking statement contained in this press release, Markforged cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which it cannot be certain. Forward-looking statements in this press release include, but are not limited to: the success of our cost reduction initiative; the rate and extent of adoption of our products, including, but not limited to, our most recently introduced products and the demand for the FX10, FX20 and PX100 printers; statements regarding our business outlook and ability to achieve long-term financial targets; statements regarding the Continuous Composites litigation and the resolution thereof; our announcement of the Settlement Agreement; Markforged’s payment of the settlement payments to Continuous Composites; and the District Court’s review of the Settlement Agreement. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Markforged to maintain its listing on the New York Stock Exchange; our ability to pay the settlement payments; the District Court’s review of the

Settlement Agreement; and those factors discussed under the header “Risk Factors” in Markforged’s most recent periodic and other filings with the Securities and Exchange Commission (the “SEC”), including those more fully described in our Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024, and other risks and uncertainties detailed from time to time in Markforged’s filings with the SEC. The forward-looking statements in this press release represent Markforged’s views as of the date of this press release. Markforged undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Media

Sam Manning, Public Relations Manager

sam.manning@markforged.com

Investors

Austin Bohlig, Director of Investor Relations

investors@markforged.com

Released September 23, 2024